EXHIBIT 99.1

Stillwater Mining Company Reports Second Quarter 2016 Results

LITTLETON, Colo., July 29, 2016 (GLOBE NEWSWIRE) -- Stillwater Mining Company (NYSE:SWC) today reported financial results for the quarter ended June 30, 2016.

Second Quarter 2016 Highlights:

  Notable safety performance improvement, with a reportable incidence rate decrease of 61.4% compared to the second quarter of 2015, resulting in the lowest quarterly rate on record (earliest statistics available from January 1, 2000)
  Mined palladium and platinum sales of 150,900 ounces, an increase of 13.5% from 133,000 ounces sold during the second quarter of 2015
  Costs of metals sold of $501 per PGM mined ounce, down 17.3% from $606 per PGM mined ounce for the second quarter of 2015
  Mined palladium and platinum production of 137,100 ounces, an increase of 8.0% from 127,000 ounces mined during the second quarter of 2015
  All-in sustaining costs (AISC)* of $594 per mined ounce of palladium and platinum, down 24.3% from $785 per PGM mined ounce for the second quarter of 2015 and the lowest since 2010
  Cash and cash equivalents plus highly liquid investments of $442.2 million at quarter end, after funding a $20.5 million increase of recycling working capital and all capital during the second quarter of 2016
  Processed 169,900 ounces of recycled palladium, platinum and rhodium, an increase of 12.1% over 151,600 ounces recycled during the second quarter of 2015 and is the second highest total on record
  East Boulder Mine set several new records in the second quarter, including highest monthly tons milled (June), highest monthly ounces per employee (June) and the first half of 2016 was the highest number of ounces produced for any half-year period
  Accelerated Blitz project on the 56 East development drive, with first production now expected in late 2017 or early 2018
  Forecasting $155 million to $175 million capital expenditures for the Blitz project to first production
  Consolidated net income attributable to common stockholders of $0.8 million or $0.01 per diluted share, reflecting the decrease sales price per mined ounce (palladium and platinum) of $665, a 21.0% decrease from $842 realized for the second quarter of 2015

Commenting on the second quarter results, Mick McMullen, the Company’s President and Chief Executive Officer stated, “We are pleased to report not only strong operational performance this quarter, but also a notable 61.4% year-over-year reduction in our total company reportable incident rate, reflecting our team’s diligence in prioritizing safety while delivering improvement across the organization.

“We delivered quarterly costs of metals sold of $501 per PGM mined ounce and AISC* within our new medium-term mid-to-high $500's target range. Our momentum continued throughout the quarter, with June delivering the highest monthly ounces since April 2015, a significant decrease in costs of metals sold and the lowest AISC* since 2010. We exit the first half of the year on track to exceed several of the original targets set for 2016, and thus today are announcing new guidance for the full-year. Our progress in results and safety represents an important milestone for the Company. I am confident that we now have the culture in place to continue safely increasing production while maintaining cost discipline.

“The Company’s liquidity position remains strong, with cash and cash equivalents plus highly liquid investments of $442.2 million at the end of the second quarter. The increase in purchased material in the recycling business during the second quarter, coupled with increasing metal prices, drove a $20.5 million build in working capital in the PGM Recycling segment. This shift was a significant factor in the overall reduction in cash and equivalents of $10.2 million from the first quarter of 2016. We continue to make solid progress in growing the recycling business, processing 169,900 PGM ounces during the quarter and achieving the second best quarter on record. In addition, we continue to invest in our mines through sustaining capital activities at a development rate above the schedule under our current mine plan.

“Work on the Blitz project continues to progress. Advance rates in the construction of the 56 East development heading, a critical path item for first production, continue to improve. Our focus on accelerating the project timeline has enabled us to bring forward plans for first production, which we now anticipate to occur in late 2017 or early 2018. Project spend on Blitz up to first production is now expected to be in the range of $155 million to $175 million. We anticipate Blitz will provide growth in our production profile and the Company’s lowest cost mined ounces, given the grades shown by the drilling to date, as well as the logistical set up of the Blitz project.

“Even as realized PGM prices saw a significant decline over the prior year period, recent improvements are encouraging. During the first half of 2016, platinum reversed its previous downward trend to reach $999 per ounce at the mid-year mark, and palladium rose from a low of $470 per ounce in the first quarter to $589 per mined ounce at the mid-year mark. At July 28, 2016, platinum traded at $1,143 per ounce and palladium had strengthened to $702 per ounce.

Mr. McMullen concluded, “Overall, our solid second quarter performance and strong momentum in June reflect the diligent focus of our team in continuing to drive costs lower and elevate safety across the organization. The fundamentals of palladium, our primary product, remain strong, and we are confident that our disciplined approach to capital deployment and focus on operational efficiencies position Stillwater to benefit across all stages of the commodity cycle.”

2016 Full-Year Guidance:

Following a review of second quarter 2016 results and forecasts for the remainder of the year, guidance for the full-year 2016 has been updated and is detailed in the table below.

	Current 2016 Guidance	Previous 2016 Guidance
Sales of Mined Ounces (palladium and platinum)	545,000 - 555,000	n/a
Total Costs of Metals Sold per PGM Mined Ounce(1)	$495 - $520	n/a
Mined Production (palladium and platinum ounces)	535,000 - 545,000	515,000 - 535,000
Total Cash Costs per PGM Mined Ounce (net of by-product and recycling credits)*	$430 - $455	$445 - $485
All-In Sustaining Costs per PGM Mined Ounce*	$595 - $635	$615 - $665
General and Administrative (millions)	$30 - $40	$30 - $40
Exploration (millions)(2)	$8 - $11	$8 - $11
Sustaining Capital Expenditures (millions)	$50 - $60	$50 - $60
Project Capital Expenditures (millions)(3)	$40 - $45	$40 - $45
Total Capital Expenditures (millions)(3)	$90 - $105	$90 - $105

(1) Total costs of metals sold from mine production divided by PGM mined ounces sold.
(2) Exploration includes expenses for Marathon, Altar and Montana operations.
(3) Excludes project capitalized interest and project capitalized depreciation.

Second Quarter 2016 Results:

For the second quarter of 2016, the Company reported consolidated net income attributable to common stockholders of $0.8 million, or $0.01 per diluted share, compared to consolidated net loss attributable to common stockholders of $27.5 million, or $0.23 per diluted share for the second quarter of 2015. The second quarter was impacted by significantly lower realized metal prices, partially offset by a reduction in unit costs. The second quarter of 2015 included an impairment charge of $46.8 million (before-tax).

PGM Mine Production Comparison:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Produced ounces)	2016	2015	2016	2015
Palladium	63,600	59,200	125,600	123,700
Platinum	19,500	17,600	38,400	36,800
Stillwater Mine Total	83,100	76,800	164,000	160,500

Palladium	41,900	39,100	85,900	77,800
Platinum	12,100	11,100	24,500	22,000
East Boulder Mine Total	54,000	50,200	110,400	99,800

Palladium	105,500	98,300	211,500	201,500
Platinum	31,600	28,700	62,900	58,800
Total	137,100	127,000	274,400	260,300

Mine Production revenues (including proceeds from the sale of by-products) totaled $106.4 million in the second quarter of 2016, down from $119.0 million for the second quarter of 2015. The combined average realized price for the sales of mined palladium and platinum decreased for the second quarter of 2016 to $665 per ounce, compared to $842 per ounce realized in the second quarter of 2015. The total quantity of mined palladium and platinum sold in the second quarter of 2016 was 150,900 ounces compared to 133,000 ounces sold in the second quarter of 2015.

Mine Production total costs of metals sold decreased to $75.6 million in the second quarter of 2016 from $80.6 million in the second quarter of 2015.

Recycling Activity Comparison:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Average tons of catalyst fed per day	26.4	26.9	24.6	21.5
Tons processed	2,404	2,452	4,452	3,900
Tons tolled	693	1,255	1,695	1,626
Tons purchased	1,711	1,197	2,757	2,274
PGM ounces fed	169,900	151,600	324,100	260,300
PGM ounces sold	85,300	68,100	148,700	142,700
PGM tolled ounces returned	70,700	37,400	146,600	77,600

Total recycled PGM ounces fed to the smelter were up 12.1% from the second quarter of 2015 to 169,900 ounces. The recycling business segment experienced a shift from tolled to purchased material in the second quarter of 2016.

PGM Recycling revenues totaled $59.2 million for the 2016 second quarter, a decrease from $66.3 million in the same period of 2015. The Company's combined average realized price for sales of recycled palladium, platinum and rhodium was $666 per ounce in the second quarter of 2016 compared to $954 per ounce in the second quarter of 2015. Recycling sales volumes for the second quarter of 2016 increased to 85,300 ounces from 68,100 ounces sold in the second quarter of 2015. In conjunction, tolled ounces returned to customers increased to 70,700 ounces for the second quarter of 2016 from 37,400 ounces in the second quarter of 2015. Only the treatment charges for tolled material are included in recycling revenues, hence the decrease in recycling revenues.

PGM Recycling costs of metals sold totaled $56.5 million in the second quarter of 2016, down from the $64.4 million in the second quarter of 2015. A majority of the costs of metals sold from recycling in each period is attributable to the acquisition cost of purchasing recyclable materials for the Company's own account; therefore, the aggregate costs of metals sold from the PGM Recycling segment is driven mostly by the volume and the value of the PGMs in the materials purchased by the Company.

General and administrative costs were $8.3 million in the second quarter of 2016, a 20.2% decrease from the $10.4 million incurred during the same period of 2015.

Costs of Metals Sold Per PGM Mined Ounce:

Costs of metals sold per PGM mined ounce totaled $501 for the second quarter of 2016, a decrease from $606 recorded for the second quarter of 2015. Cost improvement initiatives at both mines and reduced labor costs contributed to the lower costs of metals sold per mined ounce result.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Costs of Metals Sold Per PGM Mined Ounce Combined Montana Mining Operations	2016	2015	2016	2015
Costs of metals sold per PGM mined ounce	$501	$606	$506	$596

All-In Sustaining Costs Per PGM Mined Ounce:

AISC* per PGM mined ounce totaled $594 for the second quarter of 2016, a decrease from $785 recorded for the same period of 2015. Reductions in cash costs and sustaining capital contributed to the lower AISC result.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
All-In Sustaining Costs Per PGM Mined Ounce Combined Montana Mining Operations	2016	2015	2016	2015
Total combined cash costs per PGM mined ounce, net of by-product and recycling credits*	$420	$530	$433	$533
PGM Recycling income credit per mined ounce	22	16	17	16
Corporate general and administrative costs (before DD&A)	56	77	56	68
Capital outlay to sustain production at the Montana operating mines	96	162	98	156
All-In Sustaining Costs per PGM mined ounce*	$594	$785	$604	$773

Cash Costs Per PGM Mined Ounce:

Total combined cash costs per PGM mined ounce (net of by-product and recycling credits)* totaled $420 per ounce for the second quarter of 2016, a significant reduction from $530 per ounce for the second quarter of 2015.

The table below illustrates the effect of applying the by-product and PGM Recycling segment credits to the total cash costs per PGM mined ounce for the Montana mining operations.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Combined Montana Mining Operations	2016	2015	2016	2015
Total combined cash costs per PGM mined ounce, before by-product and recycling credits*	$487	$600	$491	$601
Less: By-product revenue credit per mined ounce	45	54	41	52
Less: PGM Recycling income credit per mined ounce	22	16	17	16
Total combined cash costs per PGM mined ounce, net of by-product and recycling credits*	$420	$530	$433	$533

*These are non-GAAP financial measures. For a full description and reconciliation of these and other non-GAAP financial measures to GAAP financial measures, see Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures and Reconciliation of Total Cash Costs Guidance and AISC Guidance below.

Cash Flow and Liquidity:

At June 30, 2016, the Company’s cash and cash equivalents balance was $130.1 million, compared to $147.3 million at December 31, 2015. The Company’s cash and cash equivalents plus highly liquid investments totaled $442.2 million at June 30, 2016 (including $18.5 million of investments which have been reserved as collateral on letters of credit), compared to $463.8 million at December 31, 2015. Net working capital decreased to $519.2 million at June 30, 2016, compared to $523.0 million at December 31, 2015.

Net cash provided by operating activities (which includes changes in working capital) totaled $16.9 million for the six months ended June 30, 2016, compared to $59.6 million for the same period in 2015. Cash capital expenditures were $38.4 million for the six months ended June 30, 2016, compared to $58.2 million in the same period in 2015.

Outstanding total balance sheet debt reported at June 30, 2016, was approximately $264.3 million, an increase from $255.8 million at December 31, 2015. The Company’s debt balance at June 30, 2016, included approximately $263.8 million of 1.75% convertible debentures (net of unamortized discount of approximately $68.0 million and $3.4 million of deferred debt issuance costs) and $0.5 million of 1.875% convertible debentures. The change in debt balance is a result of the accretion of the discount on the Company's outstanding 1.75% convertible debentures.

2016 Second Quarter Results Webcast and Conference Call:

Stillwater Mining Company will conduct a conference call to discuss second quarter 2016 results at 12:00 noon Eastern Daylight Time on Friday, July 29, 2016.

Dial-In Numbers:	United States:	(877) 407-8037
	International:	(201) 689-8037

A simultaneous webcast of the conference call and related presentation materials will be accessible in the Investor Relations section of the Company's website at: www.stillwatermining.com.

A telephone replay of the call will be available for one week following the event. The replay dial-in numbers are (877) 660-6853 (U.S.) and (201) 612-7415 (International), access code 13631286. The call transcript will be archived in the Investor Relations section of the Company's website.

About Stillwater Mining Company

Stillwater Mining Company is the only U.S. miner of platinum group metals (PGMs) and the largest primary producer of PGMs outside of South Africa and the Russian Federation. PGMs are rare precious metals used in a wide variety of applications, including automobile catalysts, fuel cells, hydrogen purification, electronics, jewelry, dentistry, medicine and coinage. The Company is engaged in the development, extraction and processing of PGMs from a geological formation in south-central Montana recognized as the J-M Reef. The J-M Reef is the only known significant source of PGMs in the U.S. and the highest-grade PGM resource known in the world. The Company also recycles PGMs from spent catalytic converters and other industrial sources. The Company owns the Marathon PGM-copper deposit in Ontario, Canada, and the Altar porphyry copper-gold deposit located in the San Juan province of Argentina. The Company’s shares are traded on the New York Stock Exchange under the symbol SWC. Information about the Company can be found at its website: www.stillwatermining.com.

Cautionary Note Concerning Forward-Looking Statements

Some statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially from management's expectations. These statements may contain words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “predicts,” “should,” “will,” “may” or similar expressions. Such statements also include, but are not limited to, comments regarding delivering improvement across the organization; exiting the first half of the year on track to exceed several targets originally set for 2016; having the culture in place to continue safely increasing production while maintaining cost discipline; solid progress in growing the recycling business; continuing to invest in the mines through sustaining capital activities at a development rate above the schedule under the current mine plan; advance rates of the 56 East development heading continuing to improve; now anticipating first production from the Blitz project in late 2017 or early 2018; expected spend on the Blitz project to first production of $155 to $175 million; anticipation that the Blitz project will provide production growth and the Company’s lowest cost mined ounces; diligent focus of our team in continuing to drive costs lower and elevate safety across the organization; confidence that our disciplined approach to capital deployment and focus on operational efficiencies position Stillwater to benefit across all stages of the commodity cycle; 2016 estimates for sales of mined ounces, total costs of metals sold per PGM mined ounce, mined production ounces, total cash costs per PGM mined ounce (net of credits), all-in sustaining costs per PGM mined ounce, exploration expense, general and administrative costs and capital expenditures; and the usefulness of non-GAAP financial measures. The forward-looking statements in this release are based on assumptions and analyses made by management in light of experience and perception of historical trends, current conditions, expected future developments, and other factors that are deemed appropriate. These statements are not guarantees of the Company’s future performance and are subject to risks, uncertainties and other important factors that could cause its actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Additional information regarding factors that could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on February 22, 2016. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The forward-looking statements herein speak only as of the date of this release. The Company disclaims any obligation to update forward-looking statements.

Stillwater Mining Company
Consolidated Statements of Comprehensive Income (Loss)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except per share data)	2016	2015	2016	2015
REVENUES
Mine Production	$106,395	$118,968	$192,197	$244,706
PGM Recycling	59,188	66,316	106,924	140,998
Other	100	100	200	200
Total revenues	165,683	185,384	299,321	385,904
COSTS AND EXPENSES
Costs of metals sold
Mine Production	75,589	80,631	143,032	160,672
PGM Recycling	56,490	64,441	102,534	137,146
Total costs of metals sold (excludes depletion, depreciation and amortization)	132,079	145,072	245,566	297,818
Depletion, depreciation and amortization
Mine Production	20,517	16,942	37,586	33,811
PGM Recycling	194	256	385	508
Total depletion, depreciation and amortization	20,711	17,198	37,971	34,319
Total costs of revenues	152,790	162,270	283,537	332,137
Exploration	1,587	760	4,435	1,840
General and administrative	8,311	10,396	16,608	18,741
Gain on sale of long-term investment	(482)	—	(482)	—
(Gain) loss on long-term investments	—	(2)	—	53
Impairment of non-producing mineral properties	—	46,772	—	46,772
(Gain) loss on disposal of property, plant and equipment	(153)	—	(154)	3
Total costs and expenses	162,053	220,196	303,944	399,546
OPERATING INCOME (LOSS)	3,630	(34,812)	(4,623)	(13,642)
OTHER (EXPENSE) INCOME
Other	44	17	86	901
Interest income	960	724	1,670	1,426
Interest expense	(4,067)	(5,312)	(8,249)	(10,616)
Net foreign currency transaction gain	2	745	1,194	137
INCOME (LOSS) BEFORE INCOME TAX BENEFIT (PROVISION)	569	(38,638)	(9,922)	(21,794)
Income tax benefit (provision)	215	(380)	776	5,663
NET INCOME (LOSS)	$784	$(39,018)	$(9,146)	$(16,131)
Net loss attributable to noncontrolling interest	—	(11,542)	—	(11,657)
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$784	$(27,476)	$(9,146)	$(4,474)
Other comprehensive income, net of tax
Net unrealized gain on investments available-for-sale and deferred compensation	183	47	530	183
COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$967	$(27,429)	$(8,616)	$(4,291)
Comprehensive loss attributable to noncontrolling interest	—	(11,542)	—	(11,657)
TOTAL COMPREHENSIVE INCOME (LOSS)	$967	$(38,971)	$(8,616)	$(15,948)
Weighted average shares of common stock outstanding
Basic	121,074	120,751	121,065	120,637
Diluted	121,380	120,751	121,065	120,637
Basic income (loss) per share attributable to common stockholders	$0.01	$(0.23)	$(0.08)	$(0.04)
Diluted income (loss) per share attributable to common stockholders	$0.01	$(0.23)	$(0.08)	$(0.04)

Stillwater Mining Company
Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
(In thousands, except per share data)	2016	2015
ASSETS
Current assets
Cash and cash equivalents	$130,115	$147,336
Investments, at fair value	312,037	316,429
Inventories	113,892	102,072
Trade receivables	890	800
Prepaid expenses	5,660	2,821
Other current assets	25,505	21,628
Total current assets	588,099	591,086
Mineral properties	112,480	112,480
Mine development, net	473,383	460,751
Property, plant and equipment, net	102,337	109,957
Other noncurrent assets	4,932	4,115
Total assets	$1,281,231	$1,278,389
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$22,304	$18,205
Accrued compensation and benefits	28,195	30,046
Property, production and franchise taxes payable	13,617	13,907
Current portion of long-term debt and capital lease obligations	—	657
Income taxes payable	373	—
Other current liabilities	4,369	5,286
Total current liabilities	68,858	68,101
Long-term debt	264,301	255,099
Deferred income taxes	20,310	22,761
Accrued workers compensation	6,479	6,070
Asset retirement obligation	11,159	11,027
Other noncurrent liabilities	7,845	6,102
Total liabilities	378,952	369,160
EQUITY
Stockholders’ equity
Preferred stock, $0.01 par value, 1,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized; 121,074,473 and 121,049,471 issued and outstanding at June 30, 2016 and December 31, 2015, respectively	1,211	1,210
Paid-in capital	1,100,949	1,099,283
Accumulated deficit	(200,213)	(191,067)
Accumulated other comprehensive income (loss)	332	(197)
Total equity	902,279	909,229
Total liabilities and equity	$1,281,231	$1,278,389

Stillwater Mining Company
Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended
	June 30,
(In thousands)	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(9,146)	$(16,131)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depletion, depreciation and amortization	37,971	34,319
Gain on sale of long-term investment	(482)	—
Loss on long-term investments	—	53
Impairment of non-producing mineral properties	—	46,772
Amortization / accretion of investment premium / discount	1,218	975
(Gain) loss on disposal of property, plant and equipment	(154)	3
Net foreign currency transaction gain	(1,194)	(137)
Deferred income taxes	(1,526)	(12,592)
Accretion of asset retirement obligation	421	387
Amortization of deferred debt issuance costs	437	610
Accretion of convertible debenture debt discount	8,765	9,127
Share based compensation and other benefits	1,741	6,913
Non-cash capitalized interest	(2,728)	(1,784)
Changes in operating assets and liabilities:
Inventories	(12,435)	630
Trade receivables	(90)	48
Prepaid expenses	(2,839)	(3,285)
Accounts payable	2,121	(117)
Accrued compensation and benefits	(1,850)	(411)
Property, production and franchise taxes payable	1,454	(6)
Income taxes payable	373	—
Accrued workers compensation	409	(352)
Other operating assets	(4,605)	(3,516)
Other operating liabilities	(1,007)	(1,907)
NET CASH PROVIDED BY OPERATING ACTIVITIES	16,854	59,599
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(38,426)	(58,218)
Proceeds from sale of long-term investment	851	—
Proceeds from disposal of property, plant and equipment	154	—
Purchases of investments	(165,742)	(184,660)
Proceeds from maturities and sales of investments	169,745	126,849
NET CASH USED IN INVESTING ACTIVITIES	(33,418)	(116,029)
CASH FLOWS FROM FINANCING ACTIVITIES
Payments on debt and capital lease obligations	(658)	(1,097)
Proceeds from issuance of common stock	1	49
NET CASH USED IN FINANCING ACTIVITIES	(657)	(1,048)
CASH AND CASH EQUIVALENTS
Net decrease	(17,221)	(57,478)
Balance at beginning of period	147,336	280,286
BALANCE AT END OF PERIOD	$130,115	$222,808

Stillwater Mining Company
Key Operating Factors
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except where noted)	2016	2015	2016	2015
OPERATING AND COST DATA FOR PGM MINE PRODUCTION
Consolidated:
Ounces produced
Palladium	105.5	98.3	211.5	201.5
Platinum	31.6	28.7	62.9	58.8
Total	137.1	127.0	274.4	260.3
Tons milled	328.0	299.4	641.1	607.2
Mill head grade (ounce per ton)	0.45	0.45	0.46	0.45
Sub-grade tons milled (1)	22.7	27.0	42.7	55.0
Sub-grade tons mill head grade (ounce per ton)	0.14	0.16	0.16	0.16
Total tons milled(1)	350.7	326.4	683.8	662.2
Combined mill head grade (ounce per ton)	0.43	0.42	0.44	0.43
Total mill recovery (%)	92	92	92	92
Total mine concentrate shipped (tons) (3)	8,190	7,566	16,062	16,021
Platinum grade in concentrate (ounce per ton) (3)	4.19	4.02	4.20	3.87
Palladium grade in concentrate (ounce per ton) (3)	13.39	13.43	13.60	12.98
Costs of metals sold per PGM mined ounce	$501	$606	$506	$596
Total combined cash costs per ounce - net of credits (Non-GAAP) (2)	$420	$530	$433	$533
Total combined cash costs per ore ton milled - net of credits (Non-GAAP) (2)	$164	$206	$174	$210
Stillwater Mine:
Ounces produced
Palladium	63.6	59.2	125.6	123.7
Platinum	19.5	17.6	38.4	36.8
Total	83.1	76.8	164.0	160.5
Tons milled	180.1	167.7	341.9	339.9
Mill head grade (ounce per ton)	0.49	0.48	0.51	0.49
Sub-grade tons milled (1)	8.4	17.4	16.8	35.0
Sub-grade tons mill head grade (ounce per ton)	0.21	0.20	0.24	0.19
Total tons milled (1)	188.5	185.1	358.7	374.9
Combined mill head grade (ounce per ton)	0.47	0.45	0.49	0.47
Total mill recovery (%)	93	92	93	93
Total mine concentrate shipped (tons) (3)	4,397	4,054	8,452	8,704
Platinum grade in concentrate (ounce per ton) (3)	5.04	4.74	5.05	4.58
Palladium grade in concentrate (ounce per ton) (3)	15.34	15.34	15.60	14.88
Costs of metals sold per PGM mined ounce	$478	$590	$483	$578
Total cash costs per PGM mined ounce - net of credits (Non-GAAP) (2)	$405	$547	$425	$539
Total cash costs per ore ton milled - net of credits (Non-GAAP) (2)	$178	$227	$194	$230

Stillwater Mining Company
Key Operating Factors (Continued)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except where noted)	2016	2015	2016	2015
OPERATING AND COST DATA FOR PGM MINE PRODUCTION (Continued)
East Boulder Mine:
Ounces produced
Palladium	41.9	39.1	85.9	77.8
Platinum	12.1	11.1	24.5	22.0
Total	54.0	50.2	110.4	99.8
Tons milled	147.9	131.7	299.2	267.3
Mill head grade (ounce per ton)	0.40	0.41	0.40	0.41
Sub-grade tons milled (1)	14.3	9.6	25.9	20.0
Sub-grade tons mill head grade (ounce per ton)	0.10	0.09	0.10	0.10
Total tons milled (1)	162.2	141.3	325.1	287.3
Combined mill head grade (ounce per ton)	0.37	0.39	0.38	0.38
Total mill recovery (%)	90	91	91	91
Total mine concentrate shipped (tons) (3)	3,793	3,512	7,610	7,317
Platinum grade in concentrate (ounce per ton) (3)	3.21	3.18	3.25	3.03
Palladium grade in concentrate (ounce per ton) (3)	11.14	11.21	11.37	10.72
Costs of metals sold per PGM mined ounce	$538	$634	$542	$629
Total cash costs per PGM mined ounce - net of credits (Non-GAAP) (2)	$444	$504	$445	$525
Total cash costs per ore ton milled - net of credits (Non-GAAP) (2)	$148	$179	$151	$183

(1) Sub-grade tons milled includes reef waste material only. Reef waste material is PGM-bearing mined material below the cutoff grade for proven and probable reserves but with sufficient economic value to justify processing it through the concentrator along with the mined ore. Total tons milled includes ore tons and sub-grade tons only. See “Proven and Probable Ore Reserves – Discussion” in the Company’s 2015 Annual Report on Form 10-K for further information.
(2) Total cash costs include total operating costs plus royalties, insurance and taxes other than income taxes. Total cash costs per PGM mined ounce, net of credits is a non-GAAP financial measure that management uses to monitor and evaluate the efficiency of its mining operations. This measure of cost is not defined under U.S. Generally Accepted Accounting Principles (GAAP). Please see Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures and the accompanying discussion for additional detail.
(3) The concentrate tonnage and grade values are inclusive of periodic re-processing of smelter slag and internal furnace brick PGM bearing materials.

Stillwater Mining Company
Key Operating Factors (Continued)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except for average prices)	2016	2015	2016	2015
SALES AND PRICE DATA
Ounces sold
PGM Mine Production:
Palladium (oz.)	116.9	103.1	221.5	210.4
Platinum (oz.)	34.0	29.9	61.3	59.2
Total	150.9	133.0	282.8	269.6
PGM Recycling: (1)
Palladium (oz.)	54.3	39.8	91.2	83.7
Platinum (oz.)	25.5	23.2	46.9	48.5
Rhodium (oz.)	5.5	5.1	10.5	10.5
Total	85.3	68.1	148.6	142.7
By-products from Mine Production: (2)
Rhodium (oz.)	1.1	1.0	1.6	1.9
Gold (oz.)	2.8	2.9	5.5	5.4
Silver (oz.)	1.6	1.9	3.0	3.3
Copper (lb.)	311.0	262.9	568.0	523.1
Nickel (lb.)	406.7	390.7	797.1	788.5
Average realized price per ounce (3)
PGM Mine Production:
Palladium ($/oz.)	$566	$760	$549	$772
Platinum ($/oz.)	$1,005	$1,128	$967	$1,159
Combined ($/oz.)(4)	$665	$842	$640	$857
PGM Recycling: (1)
Palladium ($/oz.)	$543	$787	$556	$792
Platinum ($/oz.)	$931	$1,194	$922	$1,223
Rhodium ($/oz.)	$658	$1,156	$687	$1,189
Combined ($/oz.)(4)	$666	$954	$681	$968
By-products from Mine Production: (2)
Rhodium ($/oz.)	$676	$1,053	$680	$1,107
Gold ($/oz.)	$1,264	$1,186	$1,229	$1,203
Silver ($/oz.)	$17	$16	$16	$17
Copper ($/lb.)	$1.93	$2.57	$1.92	$2.52
Nickel ($/lb.)	$3.08	$4.53	$2.92	$4.75
Average market price per ounce (3)
Palladium ($/oz.)	$568	$758	$546	$772
Platinum ($/oz.)	$1,003	$1,125	$960	$1,159
Combined ($/oz.)(4)	$666	$841	$636	$857

(1) Ounces sold and average realized price per ounce from PGM Recycling relate to ounces produced from processing of spent catalyst from catalytic converters and other industrial sources.
(2) By-product metals sold reflect net values of realized prices (discounted due to product form) per unit sold.
(3) The Company’s average realized price represents revenues, hedging gains and losses realized on commodity instruments and agreement discounts, divided by ounces sold. The average market price represents the average London market for the actual months of the period.
(4) The Company reports a combined average realized and market price of palladium and platinum at the same ratio as ounces that are produced from the base metal refinery.

RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES

The Company utilizes certain non-GAAP financial measures as indicators in assessing the performance of its mining and processing operations during any period. Because of the processing time required to complete the extraction of finished PGM products, there are typically lags of one to three months between ore production and sale of the finished product. Sales in any period include some portion of material mined and processed from prior periods as the revenue recognition process is completed. Consequently, while costs of revenues (a GAAP financial measure included in the Company’s Consolidated Statements of Comprehensive Income (Loss)) appropriately reflects the expense associated with the materials sold in any period, the Company has developed certain non-GAAP financial measures to assess the costs associated with its producing and processing activities in a particular period and to compare those costs between periods.

While the Company believes that these non-GAAP financial measures may also be of value to outside readers, both as general indicators of the Company’s mining efficiency from period to period and as insight into how the Company internally measures its operating performance, these non-GAAP financial measures are not standardized across the mining industry and in most cases will not be directly comparable to similar measures that may be provided by other companies. These non-GAAP financial measures are only useful as indicators of relative operational performance in any period, and because they do not take into account the inventory timing differences that are included in costs of revenues, they cannot meaningfully be used to develop measures of earnings or profitability. A reconciliation of these measures to costs of revenues, the most directly comparable GAAP financial measure, for each period shown is provided as part of the following tables, and a description of each non-GAAP financial measure is provided below.

Total Consolidated Costs of Revenues: For the Company as a whole, this measure is equal to total costs of revenues, as reported in the Company's Consolidated Statements of Comprehensive Income (Loss). For the Stillwater Mine, the East Boulder Mine, and PGM Recycling, the Company segregates the expenses within total costs of revenues that are directly associated with each of these activities and then allocates the remaining facility costs included in total cost of revenues in proportion to the monthly volumes from each activity. The resulting total costs of revenues measures for the Stillwater Mine, the East Boulder Mine and PGM Recycling and Other are equal in the aggregate, to total consolidated costs of revenues as reported in the Company’s Consolidated Statements of Comprehensive Income (Loss).

Total Cash Costs (Non-GAAP): These non-GAAP financial measures are calculated as total costs of revenues adjusted to exclude costs of metals sold from PGM Recycling, depletion and depreciation and amortization for Mine Production and PGM Recycling (including in inventory), asset retirement costs, and timing differences resulting from changes in product inventories to arrive at Total Cash Costs before by-product and recycling credits. From this calculation, the Company deducts by-product and recycling income credits to arrive at Total Cash Costs, net of by-product and recycling credits. Total Cash Costs is a measure of extraction efficiency. The Company uses this measure as a comparative indication of the cash costs related to production and processing in its mining operations in any period.

When divided by the total recoverable PGM ounces from production in the respective period, Total Cash Costs per PGM Mined Ounce (Non-GAAP), measured for each mine or combined, provides an indication of the level of cash costs incurred per PGM mined ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product mined in any period. Because ultimately extracting PGM material is the objective of mining, the cash cost per PGM mined ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company’s mines. Consequently, Total Cash Costs per PGM Mined Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Cash Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

When divided by the total tons milled in the respective period, Total Cash Costs per Ore Ton Milled, measured for each mine or combined, provides an indication of the level of cash costs incurred per ore ton milled in that period. Because of variability of ore grade in the Company’s mining operations, mine production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. Because ore tons are first weighed as they are fed into the mill, mill feed is the first point at which mine production tons are measured precisely. Consequently, Total Cash Costs per Ore Ton Milled is a general measure of production efficiency, and is affected both by the level of Total Cash Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

With respect to 2016 guidance regarding Total Cash Costs per PGM Mined Ounce (net of by-product and recycling credits) and AISC per PGM Mined Ounce, the Company cannot provide a quantitative reconciliation to the most directly comparable GAAP measure without unreasonable effort. However, the Company would expect to calculate these non-GAAP measures in the same manner they were calculated in the reconciliations included in this press release.

Stillwater Mining Company
Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except per ounce and per ton data)	2016	2015	2016	2015
Consolidated:

Costs of metals sold - Mine Production	$75,589	$80,631	$143,032	$160,672
Change in mined inventories (palladium and platinum)	(8,899)	(4,397)	(8,220)	(4,005)
Total combined cash costs, before by-product and recycling credits (Non-GAAP)	$66,690	$76,234	$134,812	$156,667
By-product revenue credit	(6,147)	(6,914)	(11,262)	(13,659)
PGM Recycling income credit	(2,957)	(2,036)	(4,734)	(4,163)
Total combined cash costs, net of by-product and recycling credits (Non-GAAP)	$57,586	$67,284	$118,816	$138,845

PGM mined ounces sold	150.9	133.0	282.8	269.6
Costs of metals sold per PGM mined ounce	$501	$606	$506	$596

PGM mined ounces produced	137.1	127.0	274.4	260.3

Total combined cash costs per PGM mined ounce, before by-product and recycling credits (Non-GAAP)	$487	$600	$491	$601
By-product credit per mined ounce	(45)	(54)	(41)	(52)
Recycling income credit per mined ounce	(22)	(16)	(17)	(16)
Total combined cash costs PGM per mined ounce, net of by-product and recycling credits (Non-GAAP)	$420	$530	$433	$533

Ore tons milled	350.8	326.4	683.8	662.3

Total combined cash costs per ore ton milled, before by-product and recycling credits (Non-GAAP)	$190	$233	$197	$237
By-product credit per ore ton milled	(18)	(21)	(16)	(21)
Recycling income credit per ore ton milled	(8)	(6)	(7)	(6)
Total combined cash costs per ore ton milled, net of by-product and recycling credits (Non-GAAP)	$164	$206	$174	$210

Stillwater Mining Company
Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Continued)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except per ounce and per ton data)	2016	2015	2016	2015
Stillwater Mine:

Costs of metals sold - Mine Production	$44,474	$49,502	$84,059	$99,763
Change in mined inventories (palladium and platinum)	(5,768)	(2,571)	(5,666)	(3,298)
Total cash costs, before by-product and recycling credits (Non-GAAP)	$38,706	$46,931	$78,393	$96,465
By-product revenue credit	(3,314)	(3,727)	(5,888)	(7,532)
PGM Recycling income credit	(1,784)	(1,205)	(2,818)	(2,540)
Total cash costs, net of by-product and recycling credits (Non-GAAP)	$33,608	$41,999	$69,687	$86,393

PGM mined ounces sold	93.1	83.9	173.1	172.7
Costs of metals sold per PGM mined ounce	$478	$590	$483	$578

PGM mined ounces produced	83.1	76.8	164.0	160.5

Total cash costs per PGM mined ounce, before by-product and recycling credits (Non-GAAP)	$466	$612	$478	$602
By-product credit per mined ounce	(40)	(49)	(36)	(47)
Recycling income credit per mined ounce	(21)	(16)	(17)	(16)
Total cash costs per PGM mined ounce, net of by-product and recycling credits (Non-GAAP)	$405	$547	$425	$539

Ore tons milled	188.5	185.1	358.7	374.9

Total cash costs per ore ton milled, before by-product and recycling credits (Non-GAAP)	$205	$254	$218	$257
By-product credit per ore ton milled	(18)	(20)	(16)	(20)
Recycling income credit per ore ton milled	(9)	(7)	(8)	(7)
Total cash costs per ore ton milled, net of by-product and recycling credits (Non-GAAP)	$178	$227	$194	$230

Stillwater Mining Company
Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Continued)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except per ounce and per ton data)	2016	2015	2016	2015
East Boulder Mine:

Costs of metals sold - Mine Production	$31,115	$31,129	$58,973	$60,909
Change in mined inventories (palladium and platinum)	(3,131)	(1,826)	(2,554)	(707)
Total cash costs, before by-product and recycling credits (Non-GAAP)	$27,984	$29,303	$56,419	$60,202
By-product revenue credit	(2,833)	(3,187)	(5,374)	(6,127)
PGM Recycling income credit	(1,173)	(831)	(1,916)	(1,623)
Total cash costs, net of by-product and recycling credits (Non-GAAP)	$23,978	$25,285	$49,129	$52,452

PGM mined ounces sold	57.8	49.1	108.9	96.9
Costs of metals sold per PGM mined ounce	$538	$634	$542	$629

PGM mined ounces produced	54.0	50.2	110.4	99.8

Total cash costs per PGM mined ounce, before by-product and recycling credits (Non-GAAP)	$518	$584	$511	$602
By-product credit per mined ounce	(52)	(63)	(49)	(61)
Recycling income credit per mined ounce	(22)	(17)	(17)	(16)
Total cash cost, per PGM mined ounce, net of by-product and recycling credits (Non-GAAP)	$444	$504	$445	$525

Ore tons milled	162.2	141.4	325.1	287.3

Total cash costs per ore ton milled, before by-product and recycling credits (Non-GAAP)	$172	$208	$174	$210
By-product credit per ore ton milled	(17)	(23)	(17)	(21)
Recycling income credit per ore ton milled	(7)	(6)	(6)	(6)
Total cash costs per ore ton milled, net of by-product and recycling credits (Non-GAAP)	$148	$179	$151	$183

Stillwater Mining Company
All-In Sustaining Costs (a Non-GAAP Financial Measure)
(Unaudited)

All-In Sustaining Costs (Non-GAAP): This non-GAAP financial measure is used as an indicator from period to period of the level of total cash required by the Company to maintain and operate the existing mines, including corporate administrative costs and replacement capital. The measure is calculated beginning with total combined cash costs, net of credits (another non-GAAP financial measure, described above), and adding to it the recycling income credit, domestic corporate general and administrative costs (excluding any depreciation and general and administrative costs of foreign subsidiaries) and that portion of total capital expenditures associated with sustaining the current level of mining operations. Capital expenditures, however, for Blitz, Graham Creek (prior to 2015) and certain other one-time projects are not included in the calculation.

When divided by the total recoverable PGM mined ounces produced in the respective period, All-In Sustaining Costs per PGM Mined Ounce (Non-GAAP) provides an indication of the level of total cash required to maintain and operate the mines per PGM ounce produced in the period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because the objective of PGM mining activity is to extract PGM material, the all-in cash costs per PGM  mined ounce to produce PGM material, administer the business and sustain the operating capacity of the mines is a useful measure for comparing overall extraction efficiency between periods. This measure is affected by the total level of spending in the period and by the grade and volume of mined ore produced.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except $/oz.)	2016	2015	2016	2015
All-In Sustaining Costs
Costs of metals sold - Mine Production	$75,589	$80,631	$143,032	$160,672
Change in mined inventories (palladium and platinum)	(8,899)	(4,397)	(8,220)	(4,005)
Total combined cash costs, before by-product and recycling credits (Non-GAAP)	$66,690	$76,234	$134,812	$156,667
By-product revenue credit	(6,147)	(6,914)	(11,262)	(13,659)
PGM Recycling income credit	(2,957)	(2,036)	(4,734)	(4,163)
Total combined cash costs, net of by-product and recycling credits (Non-GAAP)	$57,586	$67,284	$118,816	$138,845
PGM Recycling income credit	2,957	2,036	4,734	4,163
	$60,543	$69,320	$123,550	$143,008

Consolidated corporate general and administrative costs	$8,311	$10,396	$16,608	$18,741
Corporate depreciation included in consolidated corporate general and administrative costs	(99)	(120)	(210)	(252)
General and administrative costs - foreign subsidiaries	(578)	(452)	(1,022)	(869)
Total general and administrative costs	$7,634	$9,824	$15,376	$17,620

Total capitalized costs	$25,367	$32,803	$46,633	$61,178
Capital associated with expansion	(12,136)	(12,223)	(19,940)	(20,344)
Total Capital incurred to sustain existing operations	$13,231	$20,580	$26,693	$40,834

All-In Sustaining Costs (Non-GAAP)	$81,408	$99,724	$165,619	$201,462

PGM mined ounces sold	150.9	133.0	282.8	269.6
PGM mined ounces produced	137.1	127.0	274.4	260.3

Costs of metals sold per PGM mined ounce	$501	$606	$506	$596
All-In Sustaining Costs per PGM Mined Ounce (Non-GAAP)	$594	$785	$604	$774

For a full description and reconciliation of this non-GAAP financial measure to a GAAP financial measure, see Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures section.

Stillwater Mining Company
Reconciliation of Total Cash Costs Guidance and AISC Guidance
(Non-GAAP Financial Measures)
(Unaudited)

A reconciliation of the 2016 Total Cash Costs Guidance and the 2016 AISC Guidance is provided below. The estimates in the table below are considered "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Please refer to: Cautionary Note Concerning Forward-Looking Statements, for additional information.

	Reconciliation	Revised Guidance Range
Costs of metals sold - Mined Production (000's)	$279,125
PGM mined ounces sold	550,000	545,000	555,000
Costs of metals sold per PGM mined ounce	$508	$495	$520

Costs of metals sold - Mined Production (000's)	$279,063
Inventory change (000's)	(10,000)
Total combined cash costs, before by-product credits and recycling credits (000's)	$269,063
PGM mined ounces	540,000	535,000	545,000
Total combined cash costs per PGM mined ounce, before by-product credits and recycling credits	$498

By-product revenue credit (000's)	$24,000
PGM Recycling income credit (000's)	11,000
Total cash costs, net of by-product and recycling credits (000's)	$234,063

Total cash costs per PGM mined ounce, net of by-product and recycling credits	$433	$430	$455

Total cash costs, net of by-product and recycling credits (000's)	$234,063
PGM Recycling income credit (000's)	11,000
General and administrative (000's)	35,000	30,000	40,000
Sustaining capital expenditures (000's)	55,000	50,000	60,000
All-in sustaining costs (000's)	$335,063
All-in sustaining costs per PGM mined ounce	$620	$595	$635

Stillwater Mining Company
Underlying Earnings (Loss)
(Non-GAAP Financial Measure)
(Unaudited)

Underlying Earnings (Loss) (Non-GAAP): This non-GAAP financial measure is considered by the Company to be reflective of the actual income / loss position. This non-GAAP financial measure provides to investors and analysts the ability to understand the results of the continuing operations of the Company relating to the production, processing and sale of PGMs, by excluding certain items that have a disproportionate impact on the results for the reported periods. The measure is calculated beginning with Net income (loss) attributable to common stockholders and adding back impairment charges, one-time event charges and charges infrequent to the Company's continuing operations and the income tax effect of such adjustment. Net loss attributable to noncontrolling interest has been adjusted for the noncontrolling interest's ownership percentage of any applicable impairment charges to which the noncontrolling interest has an ownership. The Company's determination of the components of Underlying earnings (loss) are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts.

Net income (loss) attributable to common stockholders is reconciled to Adjusted net income (loss) attributable to common stockholders and Underlying earnings (loss) as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands)	2016	2015	2016	2015
Net income (loss) attributable to common stockholders	$784	$(27,476)	$(9,146)	$(4,474)
Impairment of property, plant and equipment and non-producing mineral properties	—	(46,772)	—	(46,772)
Income tax effect of adjustment	—	997	—	997
Adjusted net income (loss) attributable to common stockholders	$784	$18,299	$(9,146)	$41,301
Impairment loss attributable to noncontrolling interest	—	(11,444)	—	(11,444)
Underlying earnings (loss)	$784	$6,855	$(9,146)	$29,857

INVESTOR CONTACT:
Mike Beckstead
(720) 502-7671
investor-relations@stillwatermining.com